UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 22, 2006

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Vincera, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-51522	74-2912383
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
611 South Congress Avenue, Suite 350 Austin, TX 78704 (Address of principal executive offices)

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512-443-8749

 (Registrant's telephone number)

Not Applicable

(Former name or former address if changed from last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

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  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Company’s Board of Directors voted to appoint Mr. Wayne Parkman as a director to fill a vacancy on the board and on August 22, 2006 Mr. Parkman accepted the appointment.  The Board also resolved to designate and create an Audit Committee consisting of one or more directors of the Company, and to designate Wayne Parkman and Kenneth W. Murphy to serve as the initial directors on such Audit Committee.  Mr. Parkman received an NSO grant to purchase 200,000 shares of our common stock at an exercise price equal to the Fair Market Value of our common stock on the date of the grant, which is $0.36 per share.  These options will vest in equal monthly amounts over thirty-six (36) months.

Mr. Parkman is currently serves as Area President for Colonial Bank, a position he has held for the last two years.  From 2001 to 2004, Mr. Parkman was City President for Regions Bank.  Prior to that, from 1996 to 2001, Mr. Parkman was Branch President of American State Bank.  Mr. Parkman received a Bachelors Degree from Texas Tech University.  The company maintains bank accounts at Colonial Bank on standard commercial terms.  Mr. Parkman is currently a shareholder in Vincera, owning approximately 309,969 shares of our Common Stock, warrants for 168,985 shares of our common stock at an exercise price of $0.50 per share and an expiration of eighteen (18) months from the final close of our current private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINCERA, INC. By: /s/ David R. Malmstedt David R. Malmstedt, President and Chief Executive Officer Date: August 25, 2006